UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

PULSE EVOLUTION CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-190431	None
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10521 SW Village Center Drive, Suite 201, Port St. Lucie, FL	34987
(Address of principal executive offices)	(Zip Code)

(772) 345-4100

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with Pulse Evolution Corporation’s (the “Company”) plans to acquire Pulse Entertainment Corporation (“Pulse Entertainment”) by way of a share exchange, the Company amended and restated its articles of incorporation to, among other things, authorize a 1 for 10 forward stock split as a means by which it would achieve a targeted capital structure upon completion of its proposed acquisition of Pulse Entertainment. The Company’s amended and restated its articles of incorporation became effective as of June 23, 2014, (the “Amended and Restated Articles”) and provided for the following:

(1)	Increased the number of authorized shares of common stock, $0.001 par value from 75,000,000 to 300,000,000;

(2)	Increased the authorized preferred stock to 100,000,000 shares, the designations and attributes of which are left for future determination by our board of directors;

(3)	Effect a 1 for 10 forward stock split of the Company’s issued and outstanding common stock;

(4)	Creates a mechanism to better maintain an accurate registry of the beneficial owners of record of the Company’s capital stock and to determine such beneficial ownership for purposes of receiving dividends when and if declared and for voting on matters that come before shareholders for a vote;

(5)	Provided that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company; and

(6)	Included indemnification provisions.

The Amended and Restated Articles do not make any material changes to the Company’s existing Articles of Incorporation, as amended, other than incorporating the amendments described above.

These actions were approved by the Company’s board of directors on May 19, 2014, and the holders of a majority of its common stock approved these actions by written consent in lieu of a special meeting on May 19, 2014 (the “Written Consent”) in accordance with the relevant sections of the Nevada Revised Statutes. The Financial Information Regulatory Association, Inc. (“FINRA”) approved our Amended and Restated Articles and their effectiveness as of June 23, 2014.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

3.1	Form of Amended and Restated Articles of Incorporation of Pulse Evolution Corporation as filed on May 22, 2014 with the Nevada Secretary of State.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PULSE EVOLUTION CORPORATION

Date: June 27, 2014	By:	/S/ John Textor
John Textor, Executive Chairman